                                                                    EXHIBIT 10.4

NCR CORPORATION
AUTOMATED TELLER MACHINE ("ATM") SERVICES ADDENDUM

This ATM Services Addendum between Cardtronics, LP, a Delaware limited partnership, whose principal offices are at 3000 Hayes Road, Suite 101, Houston, Texas 77082 ("You") and NCR Corporation ("NCR") is agreed to on July 26, 2001 (the "Effective Date").

1.0      THIS ADDENDUM

1.1 Our Contract with respect to ATM Services you acquire from NCR consists of the ("Master Agreement #66073, this Addendum, and any Appendices attached to this Addendum. Unless otherwise agreed in writing, all ATM Services will be governed by this Addendum.

1.2 If a conflict exists between the terms and conditions of any of the documents referenced above, the order of precedence will be (a) Appendices to this Addendum; (b) this Addendum; and (c) the Master Agreement. Any pre-printed language on your or NCR's Order Forms will not apply.

2.0      TERM

2.1 The initial term of this Addendum ("Initial Term") will begin on the Effective Date indicated above and will continue for a period of three years. Thereafter, this Addendum will automatically renew for one year periods, until terminated by either party by written notice to the other no less than 90 days prior to the end of the Initial Term or renewal period, unless terminated according to Section 10.

2.2 NCR will commence providing the services described herein upon the execution hereof to all of the equipment listed on Appendix C.

         Upon 30 days written notice to NCR, Cardtronics may remove from service or relocate the equipment covered by this Addendum without any penalty or liquidated damages being assessed against it. Further, upon 30 days written notice and subject only to Section 4.2.7, Cardtronics may add equipment to be covered hereunder. NCR shall adjust its quarterly invoicing to Cardtronics to reflect the addition or deletion of equipment as the case may be. This information will include the information described in Appendix A, as well as the new location (with complete street address, city, state and zip/postal code, and new location number) and the effective date of the change. If you do not provide the required notice, NCR will invoice you at T&M rates for extra work caused as a result.

2.3 If NCR has installed Mas-Hamilton CenCon 2000 or equivalent ("Cencon") locks on ATMs as part of the Services, and you terminate Services with respect to any ATM, you will reimburse NCR $ * minus $ * for each full year the lock was in service on that ATM, and you will pay NCR at T&M rates, not to exceed $ * per ATM, to deactivate the lock.

2.4 Immediately upon termination of this Addendum, NCR will delete all Cencon locks assigned to your ATMs from its systems. This action will permanently prevent issuance of



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                                                          Page 1

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         keys or combinations by NCR to access the locks; NCR will not be able to provide administrative support after that time, and will not be responsible for any cost resulting from your failure to Super-Shelve the locks or take other actions necessary to effect the transition of service.

3.0      DEFINITIONS

3.1 As used in this Addendum, the following terms will have the following meanings. Capitalized terms not defined in this Addendum will have the meanings assigned in the Master Agreement.

         (a) "ATM Loss" means a single occurrence of the loss of Valuables from a single ATM. ATM Losses only include stolen or destroyed negotiable instruments to the extent you take all commercially reasonable efforts to reconstruct lost or destroyed items and take other action as may reasonably be necessary to assure the maximum amount of reconstruction of such items, including without limitation, requesting depositors of any negotiable instrument, including checks, to issue duplicates thereof.

         (b) "ATM Loss Liability Limit" means the maximum amount of NCR's liability for an ATM Loss. The ATM Loss Liability Limit will be $ * .

         (c) "Customer Preventable Call" is a Service call which could have been avoided had you properly undertaken your obligations hereunder. Customer Preventable Calls include, but are not limited to, calls for First Line Maintenance to replenish supplies because you (or your cash replenisher) neglected to do so during normal business hours.

         (d)      "Days" means calendar days unless specified otherwise.

         (e) "Good Operating Condition" means conformance to the manufacturer's then-current customer-level documentation.

         (f) "Principal Period of Maintenance" ("PPM") is the time period (in hours per day and days per week) during which NCR will provide Services.

         (g) "Response Time" is the interval between your call to NCR and NCR's arrival at the ATM. Response Time intervals are measured during the PPM only. For example, if the PPM is 8:00 a.m. through 5:00 p.m. and NCR receives a request of service at 4:00 p.m. and responds at 9:00 a.m. the following day, the Response Time is 2 hours.

         (h) "Valuables" includes but is not limited to (i) bills, coins, and stamps (collectively, "Currency"); and (ii) checks and other negotiable instruments.

3.2 Reference to the conduct of a party includes the conduct of employees, subcontractors or agents of that party. NCR may provide Services either directly or through subcontractors.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

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4.0      SCOPE

4.1 In return for payment of services in accordance with the rates set forth in Appendix "A", NCR will provide First Line Maintenance Services (defined in Appendix B) and Second Line Maintenance Services (defined in Section 4.2) to the equipment specified in Appendix C, which may be updated from time to time in accordance with Section 2.2.4.2 Second Line Maintenance consists of Remedial Hardware Maintenance, Replacement Parts, Preventive Maintenance, and Engineering Changes to NCR manufactured ATMs, as described below, necessary to keep the ATM in Good Operating Condition. Generally, NCR will attempt problem diagnosis and resolution on a remote basis first.

         4.2.1 Remedial Hardware Maintenance - Remedial Hardware Maintenance consists of those functions required to repair a malfunctioning ATM and return it to Good Operating Condition. Remedial Maintenance includes software support as required to repair failed or malfunctioning hardware including software reloads and log and tally audits. (For non-NCR ATMs, NCR will restore the operating system software to the internal drive provided the backup operating system software is available on site). NCR's response to a service request will be consistent with the nature of the problem, and may include remote support in the form of on-line diagnosis and telephone assistance, and if necessary, on-site presence.

         4.2.2 Replacement Parts - NCR will install parts on an exchange basis. Installed parts may be new or reconditioned used parts. Replacement parts become your property (if you own the equipment). Replaced parts become the property of NCR. As used in this Addendum, the term "parts" does not include consumable items such as batteries, paper, printheads, and storage media.

         4.2.3 Preventive Maintenance - Preventive Maintenance consists of any functions performed on a proactive basis designed to keep the ATM in Good Operating Condition. Any applicable Preventive Maintenance will be performed one time during the year as part of a regular service call. Preventive Maintenance may include system monitoring as applicable.

         4.2.4 Engineering Changes - Engineering Changes include any safety changes to NCR ATMs required of NCR by a governmental or regulatory entity. Such safety changes will be made at no additional charge. Other engineering changes, e.g., changes intended to enhance reliability or serviceability of NCR equipment, that are generally adopted by NCR and provided to NCR's maintenance customers at no charge, if any, will also be made by NCR at no additional charge and will be installed at NCR's convenience. When NCR provides Second Line Maintenance for non-NCR ATMs, NCR will not accept responsibility for the tracking, procurement or installation of Engineering Changes to such equipment. If you agree to furnish NCR with such Engineering Changes NCR may agree to install the Engineering Change at NCR's standard labor rate.

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         4.2.5    NCR's target Response Time to your requests for Remedial
                  Maintenance during the PPM for ATMs within Zone 1, is 4 hours, with one hour added for each zone beyond Zone 1. (Service "Zones" are defined in Section 7.0) NCR will respond to requests for Remedial Maintenance outside the PPM on a commercially reasonable "best efforts" basis at the T&M Rate of $ * for Second Line services.

         4.2.6 Unless otherwise agreed in writing, new NCR ATMs will receive the level of support specified by their warranty. If you upgrade the warranty to receive a higher level of support, the warranty upgrade charge will commence on installation. At the expiration of the warranty period, NCR ATMs will automatically be placed under this Addendum for the remainder of the term at the rates specified in Appendix A, or if not specified, at rates agreed by the parties. NCR does not assume the manufacturer's warranty obligations on non-NCR equipment.

         4.2.7 Save and except for the ATMs identified in Appendix C, prior to accepting any ATM's for inclusion in the service program defined herein, NCR may inspect and if necessary repair, ATMs which have not been subject to NCR warranty or maintenance for 90 days or longer. Although the ATMs identified in Appendix C shall be included in the service program upon the execution hereof, upon its first call or visit to each ATM site NCR will advise Cardtronics if any of these ATMs need repair. If so, that ATM will be excluded from the program on a retroactive basis until such repairs are made. Inspection and any necessary repairs will be at Cardtronics expense.

         4.2.8 NCR will determine in its discretion if it will provide maintenance for ATMs which have been subject to Alterations or Attachments. NCR will not maintain ATMs if an Alteration or Attachment creates a safety hazard or renders maintenance or repair impractical. An "Alteration" is a change made to the physical, mechanical, or electrical arrangement of hardware, whether or not additional devices or parts are required, and an "Attachment" is a mechanical, electrical, or electronic interconnection to NCR hardware of non-NCR hardware marketed by others. If an Alteration, Attachment, use of supplies not meeting the ATM manufacturer's specifications, use of unsupported software, use of software not furnished by NCR, or modifications to NCR-supported software not performed by NCR result in an increase in maintenance costs, NCR may increase maintenance charges to reflect that increased cost.

         4.2.9 Second Line Maintenance does not include clearing of paper, card, envelope and currency jams, the replenishment of media and supplies (paper, ribbons, ink cartridges, and print heads), software version level upgrades (maintenance releases or software code corrections for NCR ATMs are included for the current shipping software version and the last release of the prior software version), or Administrative Maintenance including retrieval of mutilated cash from the divert cassette, retrieval of captured cards, or the general cleaning of ATM and the immediate surrounding area. (Note: ATM software support is available for NCR



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

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                  ATMs under a separate ATM Enhanced Software Support Addendum.
                  NCR will not accept responsibility for application software support for non-NCR equipment).

         4.2.10 Excess currency (commonly called "side cash") stored in the ATM is not authorized, and NCR will not be responsible for any loss of side cash. If side cash is found by NCR while at the ATM site, NCR reserves the right to re-schedule service at a later time and will not be obligated to continue service until the side cash has been removed.

4.3 Services will be performed only during the PPM. If a service request received by NCR within the PPM cannot be completed by the end of that day's PPM, it will be continued during the next occurring hours of the PPM. Except as otherwise agreed in writing, the PPM does not include New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other day recognized locally as a legal holiday (collectively, "Holidays").

4.4 The following services are not covered by this Addendum and are billable to you on a "Per Call" basis at the T&M Rate. Per Call services are billed upon performance and are subject to personnel and material availability.

         (a) Any service which, at your request, is provided outside the PPM, or which is beyond the scope of the service as described in this Addendum.

         (b) Any service for ATM equipment or locations not specified in Appendix C or not currently on maintenance with NCR.

         (c) Services relating to installation, deinstallation, upgrades, and movement of ATMs, communications line work external to an ATM or electrical work external to an ATM.

         (d) At NCR's discretion, services requested for equipment which upon the second repeat arrival no fault is found and the equipment is determined by NCR to be in Good Operating Condition.

         (e) Service resulting from the following causes: your or any third party's negligence, misuse, or abuse, including the failure to operate the ATM in accordance with NCR's power, environmental, and other specifications; movement of the ATM by anyone other than NCR; failure of equipment not maintained by NCR; improper use of or failure to use supplies; use of supplies not meeting the manufacturer's specifications; acts of third parties; fire originating outside of NCR-furnished equipment; water; acts of God; damage ordinarily covered by insurance.

         (f) The second repeat Customer Preventable call to a site within two days, such as, but not limited to, communications line failures, electrical failures, failure of third parties.

         (g) Emergency Cash Replenishment and Unscheduled Cash Services Replenishment.

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4.5      In the event service is required on ATMs under circumstances which could jeopardize the safety of NCR employees (including any call to an ATM housed in a manner requiring work in the open), NCR reserves the right, but is not obligated to, reschedule service to other times, require a security escort at your expense, or refuse to perform the service. Security escorts will be subject to NCR's approval, will be bonded, and where feasible and lawful, will be armed. NCR may recommend changes you can make to the ATM site, such as additional lighting, designed to improve safety and enable NCR to service the ATM without limitation. NCR agrees to use its best efforts to immediately notify Cardtronics' Help Desk of its decision and will provide the Help Desk sufficient information so that Cardtronics may, if applicable, remedy the situation or provide the necessary escort.

5.0      SHORTAGES AND NOTICE THEREOF

5.1 You and NCR agree to assist and cooperate fully with each other relative to any claim, dispute or issue arising hereunder. You agree at all times to exercise due care in order to discover and investigate any losses of your property. Immediately upon discovering a loss, you agree to furnish to NCR reasonably satisfactory proof of such loss. The accepting of such information will not be an admission of liability on behalf of NCR. Upon NCR's request, you will make available during regular business hours your books, records, and accounts which relate to the alleged loss, and will cooperate with and assist in the investigation of such loss including sharing with NCR all information that any person may have concerning the loss and the circumstances surrounding the same.

         Supporting documentation is necessary for NCR to process and investigate loss claims. Reasonably satisfactory proof of a claim for loss is required, and includes but is not limited to:

         - ATM settlement documentation and ATM settlement receipts (network and ATM counters) for the time period the loss was discovered and the settlement report(s) for the previous and post settlement periods.

         - Copies of your ATM Network reports indicating the ATM's beginning, ending and dispensed totals for the time period the loss was discovered.

         - Copies of the ATM event history, indicating any ATM status messages and suspect transactions.

         -        Copies of the ATM journal record.

         - Detailed documentation to support your calculation of the claimed loss.

5.2 Given the necessity for the prompt investigation of any claim relating to an alleged loss of Valuables, you agree that you must present any Loss claim to NCR in writing as soon as reasonably possible, and in no event later than 5 business days after receipt of documentation leading to the discovery of the Loss. Such claim (including copies) must be delivered by express mail, same-day or overnight courier, to the following addresses. Such notices will be deemed given on the day received, and must be addressed to:

         NCR Corporation
         Operations Support Center EMD-2

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         1529 Brown Street
         Dayton, OH  45479
         Attn: ATM Operations Support Center

         With copies to:

         NCR Corporation
         Attn: General Counsel/Notices WHQ-5
         1700 S. Patterson Blvd.
         Dayton, OH  45479
         Fax: (937) 445-7214
         Email: law.notices@daytonOH.ncr.com

6.0      YOUR RESPONSIBILITIES

6.1 You will not permit anyone other than NCR to perform Second Line Maintenance on any ATM covered by this Addendum.

6.2 You are responsible for initially determining that the ATM requires service and will follow the service request procedures provided by NCR.

6.3 You are responsible for preparing the ATM site prior to delivery, and maintaining it thereafter in accordance with the ATM manufacturer's specifications and NCR's site safety specifications (which will be provided upon request), and for providing safe and adequate working conditions for NCR's service personnel, including appropriate utility service and, if required, local telephone extensions. Subject only to reasonable and necessary security regulations, you agree to permit NCR access to all ATMs to be maintained by NCR.

6.4      You are responsible for:

         (a)      Installation, testing, and operation of all software Updates.

         (b) Provide all necessary consumables for service of the ATM (cash, paper, ribbons, etc.).

6.5 You represent that you have the owner's authority to permit NCR to service any ATM which you do not own.

6.6 You are responsible for all products and services provided by parties other than NCR, whether or not NCR recommended them or assisted in their evaluation, selection, or supervision. The failure of those products, services or suppliers to meet your requirements will not affect your obligations to NCR under this Addendum.

6.7 If equipment is removed from its location, or moved to another location, you are responsible to notify NCR, in writing, of the changes and for securing all Valuables prior to the move. If NCR has undertaken responsibility for Valuables under an Appendix to

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         this Addendum, NCR will not be liable for any loss if your actions prevent NCR from securing the Valuables prior to the move.

6.8 You will use all commercially reasonable efforts to recover Valuables, including correcting the transaction (debiting the account) of any customer, for an ATM Loss due to improperly dispensed Valuables as a result of misloaded denominations, misconfigured cassettes or misloaded cassettes.

7.0      RATES

7.1 The rates for First and Second Line Maintenance are based, in part, on the ATM's distance from the nearest NCR service location. The base rates cover service within 25 miles of the nearest NCR service location ("Zone 1"). Rates for ATMs outside of Zone 1 are calculated by increasing the Zone 1 rate by the percentage rate for the corresponding Service Zone as follows:

            DISTANCE FROM
             NEAREST NCR
SERVICE        SERVICE          INCREASED % OF
 ZONE         LOCATION          THE BASE RATE
-------     -------------       --------------
   1         0-25 miles                *
   2         26-50 miles               *
   3         51-75 miles               *
   4        76-100 miles               *
   5         101+ miles                *

7.2 The rates specified in this Addendum are fixed for a one-year period following the Effective Date. Thereafter, NCR may increase the rates for any succeeding one-year period commencing on the anniversary of the Effective Date in an amount not to exceed the greater of 5%, or the increase in the Consumer Price Index (All Groups) for the corresponding period (the "Annual Limit"). In addition, if NCR is providing Cash Replenishment Services and incurs an increase of ten percent or more in the cost of its subcontracted Cash Replenishment Services, including but not limited to fuel cost increases, the parties will meet promptly to determine an equitable adjustment to the rates, and if they are not able to do so, either party may cancel Cash Replenishment Service to the affected ATM's without penalty upon 90 days written notice.

7.3 You acknowledge and agree that NCR's ATM service rates are based upon quantity of ATMs under service and the length of the term, and that a decrease in either will result in increased costs to NCR which are difficult to accurately ascertain. If, during the Initial Term of this Addendum, you terminate support with respect to this contract other than those reasons specified in 10.l or the removal of an ATM due to low transaction volume, you agree to pay to NCR an amount equal to 10% of the prorated service rates for that ATM from the effective date of termination through the last day of the Initial Term. You agree that this fee is a reasonable estimate of NCR's damages resulting from such early termination.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

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 7.4     All Services which are not specifically priced in Appendix A or otherwise agreed in writing will be charged at NCR's then-current time and materials rate of $ * for First Line Maintenance Services and $ * for Second Line Maintenance Services, including a * for services performed outside of normal business hours (the "T&M Rate").

7.5 Rates do not include any Federal, state, county, or local sales, use, or other taxes however designated, whether levied on seller or buyer and whether based on price, charge, product, service, use, or this Addendum. Any such taxes and interest (if not due to NCR's delay) required to be paid by NCR will be added to the invoices. You will reimburse NCR for any taxes to be paid by you but in fact paid by NCR (whether that fact is discovered through audit or otherwise) upon receipt of NCR's invoice.

8.0      INVOICING AND PAYMENT

         You will pay NCR for First and Second Line Maintenance services
           * beginning on the Effective Date of this Addendum, or for ATMs not installed on the Effective Date, on the date the ATM is installed and certified ready for use. NCR will invoice you for Per Call services as those services are rendered. Invoices for Per Call services are due and payable upon receipt. You will pay NCR for scheduled Cash Replenishment Services monthly in advance, and for unscheduled and emergency Cash Replenishment services monthly upon completion of the service. NCR will provide appropriate invoices 30 days prior to each payment due date. Your failure to pay any invoice when due will entitle NCR to late payment fees or interest, or both, and to applicable collection costs (if any).

9.0      WARRANTY AND LIMITATION OF LIABILITY

9.1 NCR warrants that it will perform its obligations under this Addendum, in a professional and workmanlike manner. NCR, at its expense, will promptly re-execute any Services that fail to conform to the requirements of this Addendum. If NCR is unable reasonably to do so, the fees you paid for that portion of the Service will be refunded.

9.2 In the event NCR is required to perform maintenance services on an ATM as a result of damage or inoperability caused by your negligence or that of a third party, failure to comply with the terms of this Addendum, or failure to comply with agreed operational procedures, NCR reserves the right to bill you for such services at its then-current time and materials rate.

9.3 In the event an employee or agent of NCR is determined, by criminal conviction or clear and convincing evidence, to have taken any Valuables, then NCR will be responsible for the amount of the Valuables proven to have been taken by such employee, not to exceed the ATM Loss Liability Limit per incident with respect to each ATM that is (a) involved in the incident and (b) covered by Appendix C, as such appendix is updated from time to time. Upon payment of any loss hereunder, NCR will be subrogated to all of your rights and remedies therefor.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

9.4 NCR will not be liable for claims, actions, damages, liabilities, losses and expenses, including reasonable attorneys' fees, arising out of or in connection with any ATM Loss, to the extent such claim is the result of (a) Currency dispensed due to ATM malfunction; (b) Currency dispensed due to mistake or fraudulent instruction manually or electronically transmitted to the ATM; (c) ATM equipment hardware malfunction; (d) excess currency (commonly called "side cash") stored at the ATM location; (e) discrepancies between network reports and ATM bill counter totals; (f) your mistakes in verification; (g) access by third persons, whether authorized or unauthorized, unless such access was made possible by the act or omission of NCR; or (h) the use of magnetic debit and credit cards. OTHER THAN AS SPECIFIED IN SECTIONS
         9.3 AND 9.4. IN NO EVENT WILL NCR BE LIABLE FOR ANY LOSS OF VALUABLES FROM BURGLARY, ROBBERY, FIRE, FLOOD, OR OTHER EXTERNAL CAUSE.

9.5 THE PROVISIONS OF THIS SECTION 9 GOVERN NCR'S LIABILITY FOR ANY CLAIM OF LOST, MISSING, OR STOLEN VALUABLES AND, WITH RESPECT TO SUCH LOSSES, SUPERSEDE ANY INCONSISTENT PROVISION IN THE MASTER AGREEMENT. APPENDICES ATTACHED TO THIS ADDENDUM MAY CONTAIN DIFFERENT LIABILITY LIMITATIONS WHICH SUPERSEDE SECTIONS 9.3 AND 9.4 WITH RESPECT TO THE SERVICES OFFERED UNDER THOSE APPENDICES.

10.0     TERMINATION

10.1     This Addendum may be terminated as set forth below:

         (a) By either party upon a material default by the other party in the performance of any of its obligations under this Addendum if it is not cured within 60 days after written notice by the non-defaulting party.

         (b) NCR may terminate in the event you fail to pay after 10 days prior written notice by NCR of a payment being past due and if in that notice NCR indicates that this Addendum is terminated if not paid. This right to terminate is in addition to NCR's rights under Section 8.0.

         (c) At the option and upon at least ninety (90) days written notice to NCR, Cardtronics may terminate this Addendum as to that equipment that is affected or covered by any of the following: (i) cancellation or termination, regardless of the reason, of any of the ATM provider agreements between Cardtronics and any third-party (an "ATM Program") wherein Cardtronics either owns, operates or manages one or more ATMs for the benefit of that third-party; (ii) the sale of all or any ATM program (or any portion threreof) to any third party;
                  (iii) change in the ownership of Cardtronics; or (iv) the sale of substantially all of the assets of Cardtronics to any third party. Such termination will be without the payment of any penalty or liquidated damages.

10.2 If NCR is not reasonably able to secure parts, documentation, training, or support necessary to fully perform its obligations under this Addendum for a particular class of non-NCR ATM, NCR may cancel this Addendum for that non-NCR ATM on 90 days written notice.

11.0     LIABILITY INSURANCE

         NCR will maintain at its expense such insurance as will fully protect it from any claims for damage for bodily injury, including death, or for property damage that may arise from operations under this Addendum, whether such operations are performed by NCR or by any subcontractors or anyone directly or indirectly employed by either of them. Upon request, NCR will provide certificates of insurance or self-insurance for your inspection.

12.0     APPENDICES

         Appendix A - Annual 1st and 2nd Line Maintenance Pricing
         Appendix B - First Line Maintenance Description
         Appendix C - ATM Site Locations
         Appendix D - Fixed Fee Pricing
         Appendix E - DES Key Document

13.0     NOTIFICATION

         Any notice required by this Addendum or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

         If to NCR:

         NCR Corporation
         Operations Support Center EMD-2
         1529 Brown Street
         Dayton, OH  45479
         Attn: ATM Operations Support Center

         If to Cardtronics:

         Cardtronics, LP
         3000 Hayes, Suite 101
         Houston, TX  77082
         Attn: Michael H. Clinard, Chief Operating Officer

Agreed and Accepted

Cardtronics, LP                                    NCR Corporation

By: /s/ Ralph H. Clinard                           By: /s/ James R. Kent, Jr.
    -----------------------------                      ----------------------
    Ralph H. Clinard                                   James R. Kent, Jr.
    President & CEO                                    VP/Area General Mgr.

Date: 11/14/01                                     Date: 11/19/01

                                                                      APPENDIX A

                              ATM SERVICES ADDENDUM
                           ANNUAL MAINTENANCE PRICING

MODEL            1ST LINE         2ND LINE
5670              $  *              $  *
5870L L           $  *              $  *
5305/5303         $  *              $  *

Service Level:

Monday Through Sunday: 8am to 8pm

Response Time:

1st Line 2 hour

2nd Line 4 hour



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                                                      APPENDIX B

                              ATM SERVICES ADDENDUM
                             FIRST LINE MAINTENANCE

This Appendix describes the First Line Maintenance Services ("FLM") that NCR will provide you. Where indicated by the context, the term "you" as used in this Appendix includes both you and any third party providing other services for the ATM on your behalf.

1.0      SCOPE OF SERVICES

         1.1      Clearing of receipt, journal, DPM and statement paper jams.

         1.2 Check media transports to determine if they are functioning properly and clear them of any foreign objects.

         1.3 Check supply of receipt, journal and statement printers. Load paper if necessary. Verify legibility of print. Replenish, but not furnish all necessary media and supplies (paper, ribbons, ink cartridges and printheads). In the event of electronic journal full conditions, copy the journal to a floppy disk.

         1.4 Retrieval of jammed cards with placement of jammed cards into card tray - if applicable.

         1.5 Clean ATM DIP, SWIPE, or motorized Card Readers (whichever appropriate when a Card Reader malfunction is indicated on terminal).

         1.6 Check placement of captured card tray and reposition if necessary.

         1.7      Clearing of currency jams, whatever the reason.

         1.8 Check supply of envelopes in the envelope dispenser and replenish as required.

         1.9      Clear jams in the Envelope Depository.

         1.10     Check depository for proper operation.

         1.11     Replace the Depository Print Head as needed.

         1.12 Visually check the ATM (as a part of a normal first line maintenance call) to verify the following:

                  -    Existing lighting functioning properly.

                  -    Proper operation of the card access device.

                  - Environment (air conditioning, heating, A/C, Communications Connections)

                  -    General cleanliness of ATM and surrounding area.

                  - Ensure customer notification of deposit pick-up is posted, where applicable.

                  -    ATM screen is clean.

         1.13 If observable within 2 minutes after service completion; observe transaction on the ATM and verify that all aspects of the ATM, including the display, keyboard, shutter door operations and dispenser are operational. Verify that ATM customer receipt prints proper date, time and ATM I.D. number.

         1.14 Provide operational reviews and notify FSP of any issues including other vendor services.

         1.15       *

         HOWEVER, ANY REPEAT SERVICE CALL TO THE SAME SITE, FOR THE SAME PROBLEM, WITHIN A TWO DAYS PERIOD WILL BE CONSIDERED A CHARGEABLE CALL AND CARDTRONICS WILL BE INVOICED ACCORDINGLY.

1.2 First Line Maintenance Service rates do not include the cost of, and you will furnish and distribute to the ATMs or your designated agent, all media and supplies or, upon request (and with sufficient notice), NCR will furnish media and supplies at NCR's then-current prices. You will ensure that Administrative Maintenance is performed in conjunction with every cash replenishment service. CIT primary Administrative Maintenance duties includes:

         (a)      retrieval of mutilated cash from the divert cassette;

         (b) retrieval of all captured cards; removal & replacement of Electronic Journal diskette (if applicable);

         (c)      replenishment of receipt tapes and ribbons;

         (d) cleaning the ATM interior and exterior fascias, with the exception of the annual NCR PM activity.

         (e) replacing internal receipt paper or cards, and performing other minor corrective actions.

1.6 ATMs serviced pursuant to this Appendix must be equipped with the Mas-Hamilton CenCon 2000 or an equivalent lock system. You agree to cooperate with NCR in the implementation and management of the Mas-Hamilton system.

1.7 The hours of coverage for Second Line Maintenance must at least equal the coverage hours for First Line Maintenance.

2.0      RESPONSE TIME
NCR's target Response Time to your requests for First Line Maintenance during the PPM, for ATMs within Zone 1, is * with one hour added for each zone beyond Zone 1. NCR will respond to service requests OUTSIDE THE PPM on a commercially reasonable "best efforts" basis at the T&M rate of $ * for First Line Services.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

3.0      ACCESS AND SECURITY

3.1 You wish NCR to perform service without one of your employees or agents being present to provide security for such Valuables. NCR agrees to perform service under such unaccompanied and unsecured conditions, but NCR IS NOT PROVIDING A SECURITY SERVICE.

3.2 You have a duty to secure all Valuables that may be present in or about the ATM being serviced by NCR. It is not NCR's duty to provide security for your property, whether or not NCR has the keys, combinations or other means to access the location. In the event that other persons you authorized are present at the site of the ATM, they will at all times be deemed to have care, custody and control of the ATM, its contents and the premises.

                                                                      APPENDIX C

                                  SITE LISTING  *




* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                                                      APPENDIX D

                                   CARDTRONICS
                       INSTALLATION AND FIXED FEE PRICING

TYPE A RESELLER:                                                      $  *

Cardtronics pre-stages equipment and completes installation.

NCR performs Pre-warranty/maintenance certification. If installation does not meet standards notice will be given to Cardtronics.

Steps:

- Cardtronics submits Electronic Equipment certification to IC. This form will describe service level agreement needed.

- IC schedules NCR Customer Engineer to certify ATM installation and sends appropriate documentation to CE.

- Per the Electronic Certification, this unit will be placed on maintenance based on service level agreement.

TYPE B RESELLER: PERSONA LITE                                         $  *

NCR installs ATM on site. NCR loads software and certifies install. Customer Engineer will train end user at time of install. Additional trips for training will be billed at $ * an hour with a 2-hour minimum.

Steps:

- Cardtronics submits Electronic Equipment Certification to IC. This form will describe service level agreement needed and installation and or training requirements.

- IC schedules NCR Customer Engineer to perform installation and sends appropriate documentation to CE describing installation requirements. Per the Electronic Certification, this unit will be placed on maintenance based on service level agreement.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

TYPE C RESELLER: MCD UNIT                                              $  *

Cardtronics sells to distributor or owner an NCR pre-staged ATM.

NCR installs and certifies ATM.

Customer Engineer trains end user on operation of ATM at the time of install. Additional trips for training will be billed at $ * an hour with a 2-hour minimum.

Steps:

- Cardtronics submits Electronic Equipment Certification to IC. This form will describe service level agreement and installation and training requirements.

- IC schedules NCR Customer Engineer to perform installation and training and sends appropriate documentation to CE describing installation requirements. Per the Electronic Certification, this unit will be placed on maintenance based on service level agreements.

TYPE D RESELLER: COMMUNITY BANK UNIT                                   $  *

Cardtronics sells ATM in the Community Bank environment.

NCR installs ATM on site. If needed NCR loads software and certifies install. Customer Engineer trains end user at time of install. Additional trips for
training will be billed at $  *   an hour with a two-hour minimum.

Steps:

- Cardtronics submits Electronic Equipment Certification to IC. This form will describe service level agreement needed and installation requirements.

- IC schedules NCR Customer Engineer to perform installation and sends appropriate documentation to CE describing installation requirements. Per the Electronic Certification, this unit will be placed on maintenance based on the service level agreement.

TYPE E: STAGING UNITS IN DESIGNATED WAREHOUSE                        **$  *

Cardtronics requests NCR to prestage ATM's (regardless of model)




* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

**Prestaging assumptions apply.

TYPE A DIRECT:                                                        $  *

Cardtronics places ATM into a Cardtronics managed program. NCR installs unit on site. If needed NCR loads software and certifies install.

Steps:

- Cardtronics submits Electronic Equipment Certification to IC. IC schedules NCR Customer Engineer to perform installation and sends appropriate documentation to CE describing installation requirements. Per Electronic Certification, this unit will be placed on maintenance based on the service level agreement.

OPTIONAL FIXED PRICING SERVICES (DIRECT):

TRAVEL CHARGE                                                        $  *
MINIMUM SITE T&M CHARGE -         FIRST LINE                         $  *
                                  SECOND LINE                        $  *

2-hour minimum has been waived in lieu of $75.00 travel charge plus one hour on site.

INSTALLATION - SITE NOT READY CHARGE                                 $  *



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                                                      APPENDIX E

                                DES KEY APPROVAL

You have requested NCR to load your customer encryption keys (DES Keys) in your NCR ATMs. The purpose of this communication is to define the required conditions under which NCR will load DES Keys.

For situations where an NCR technician is on-site as part of an installation or a repair, and is asked to load generic DES keys (0-9 A-F), NCR will load CARDTRONICS's generic encryption keys at no additional charge. For service calls placed solely for the loading of encryption keys or for those situations where additional travel time is required or specialized handling/management of keys is involved, NCR's standard maintenance time and materials hourly pricing will apply. Specialized handling/management includes time spent developing schedules for trips to ATMs, distribution of specialized keys to the field, and project management/coordination of calls with either you or your designated agent in the case of split DES keys.

If you implement Split DES, NCR will not carry more than one key. You or your designated third party agent is responsible for entering the second key.

NCR shall treat all data supplied by you with the highest level of confidentiality that is reasonable under the circumstances. However, NCR will not be liable for claims, actions, damages, liabilities, losses and expenses, including reasonable attorneys' fees, arising out of or in connection with any claimed ATM loss due to lost, stolen or compromised encryption keys. You acknowledge that the security of your ATM network is your responsibility, and that you will change generic DES keys installed by NCR as soon as practicable. In addition to the terms of this letter, NCR's performance of these DES key services is subject to all terms and conditions of any Universal, Master, or Maintenance agreement that may be in place between us.

By signing this agreement, you acknowledge your understanding of these conditions and limitations on NCR's service for the loading of encryption keys.